Exhibit 99.1

SB ONE BANCORP COMPLETES MERGER WITH ENTERPRISE BANK N.J.

ROCKAWAY, NEW JERSEY – December 21, 2018 – SB One Bancorp (Nasdaq: SBBX), the holding company for SB One Bank, announced today the successful closing of the previously announced merger of Enterprise Bank N.J. (“Enterprise Bank”) with and into SB One Bank.

Under the terms of the merger agreement, each outstanding share of Enterprise Bank common stock will be exchanged for 0.4538 shares of SB One Bancorp common stock. The merger expands SB One Bank’s presence throughout New Jersey with four new branches, and offers new market opportunities in Union, Essex and Middlesex Counties. SB One Bank now has 18 branches throughout New Jersey and New York and approximately $1.6 billion in assets.

“We are fortunate to partner with Don Haake and Enterprise Bank,” said Anthony Labozzetta, President and CEO of SB One Bank. “Don and his organization share in our vision of relationship banking and, most importantly, in providing our customers with a better banking experience. Now, with four additional locations in New Jersey and penetration in new markets, we will be able to better serve our customers.”

Effective immediately, Enterprise Bank President and CEO Don Haake will serve as Senior Executive Vice President of Regional Banking of SB One Bank. Two members of the Board of Directors of Enterprise Bank, Salvatore A. Davino and Michael F. Lombardi, Esq., will join the Board of Directors of both SB One Bancorp and SB One Bank.

“There are so many benefits to this merger – new markets, deeper customer engagement, increased opportunities for staff and overall corporate growth,” said Mr. Haake. “It’s an exciting time to be an employee, customer and shareholder of SB One Bank.”

Keefe, Bruyette & Woods, Inc. served as financial advisor to SB One Bancorp and Hogan Lovells US LLP served as its legal counsel. FinPro Capital Advisors, Inc. served as financial advisor to Enterprise Bank and Windels Marx Lane & Mittendorf, LLP served as its legal counsel.

www.SBOne.bank	100 Enterprise Drive, Suite 700, Rockaway, NJ 07866	(844) 256-7328

About SB One Bancorp

SB One Bancorp (Nasdaq: SBBX), is the holding company for SB One Bank, a full-service, commercial bank that operates regionally with 18 branch locations in New Jersey and New York. Established in 1975, SB One Bank's strength is in its ability to build strong personal relationships with its customers and to serve the communities in which it operates. In addition to its branches and loan production offices, SB One Bank offers a full-service insurance agency, SB One Insurance Agency, Inc. and wealth services through SB One Wealth. SB One Bank reinforces its commitment to the communities in which it lives and serves through the SB One Foundation, Inc. which supports various local charitable organizations.

SB One Bancorp was recently added to the Russell 2000® Index and Russell 3000® Index. In 2017, it was recognized as one of the top 29 banks and thrifts nationwide and one of three from New Jersey that comprise the Sandler O’Neill Sm-All Stars Class of 2017. SB One Bancorp is one of the 50 Fastest Growing Companies in New Jersey as ranked by NJBIZ Magazine. SB One Bancorp President and Chief Executive Officer, Anthony Labozzetta, was named one of America’s Business Leaders in Banking by Forbes magazine and American Banker’s Community Banker of the Year in 2016.

For more details on SB One Bank, visit: www.SBOne.bank

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger between SB One Bancorp and Enterprise Bank, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the merger; and (ii) statements that may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on SB One Bancorp’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) difficulties and delays in integrating the business or fully realizing cost savings and other benefits; (2) operating costs, customer loss and business disruption following the merger with Enterprise Bank, including adverse effects on relationships with employees, may be greater than expected; (3) changes to interest rates; (4) the ability to control costs and expenses; (5) general economic conditions; (6) the success of SB One Bancorp’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business; and (7) risks associated with the quality of SB One Bancorp’s assets and the ability of its borrowers to comply with repayment terms. Further information about these and other relevant risks and uncertainties may be found in SB One Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in subsequent filings with the Securities and Exchange Commission. SB One Bancorp undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

www.SBOne.bank	100 Enterprise Drive, Suite 700, Rockaway, NJ 07866	(844) 256-7328

SB ONE BANCORP

Anthony Labozzetta, President/CEO

Steve Fusco, CFO

(p) 844-256-7328

www.SBOne.bank	100 Enterprise Drive, Suite 700, Rockaway, NJ 07866	(844) 256-7328